LAZARD APPOINTS DAN SCHULMAN AND STEPHEN R. HOWE JR. TO ITS BOARD OF DIRECTORS NEW YORK, January 30, 2024 – Lazard, Inc. (NYSE: LAZ) today announced former PayPal CEO, Dan Schulman, and former US Chairman and Managing Partner of the Americas for Ernst & Young, Stephen R. Howe Jr., have been appointed to its Board of Directors, effective February 1, 2024. “We are thrilled that Dan and Steve are joining our Board of Directors,” said Peter R. Orszag, Chief Executive Officer and Director, Lazard. “They are world-class leaders and emblematic of the extraordinary professionals we attract at Lazard. Dan’s experience successfully leading and transforming public companies, and Steve’s deep financial expertise and network working with the world’s largest businesses, will be extremely beneficial as we pursue our future ambitions for the firm.” “We are pleased to welcome Dan and Steve to Lazard’s Board of Directors,” said Richard D. Parsons, Lead Independent Director of Lazard’s Board. “The expansion of our Board, along with the addition of these two outstanding individuals as members, reflects our focus on building and strengthening Lazard for future growth.” Dan Schulman is an accomplished executive and board member, who, in his most recent role as the CEO of PayPal, led its transformation to revolutionize how people move and manage money. He currently serves on the boards of Cisco Systems and Verizon Communications. Prior management roles include Group President at American Express, President at Sprint Nextel Corporation, founding CEO of Virgin Mobile USA, and President and CEO of Priceline Group. Mr. Schulman also spent 18 years at AT&T, where he held a series of positions including President of the Consumer Markets Division. He serves on the boards of the Council on Foreign Relations and Cleveland Clinic, and as Vice-Chair of the Economic Club of New York. He holds a B.A. from Middlebury College and an M.B.A. from New York University. “I am pleased to join Lazard’s Board of Directors during this exciting time in the firm’s evolution and growth. Peter has charted an aspirational course ahead, and I look forward to helping guide and advise the organization as it embarks on its next chapter,” said Mr. Schulman. Stephen R. Howe Jr. is a widely respected executive, board member, and financial services, audit, and corporate governance expert. He spent 35 years at Ernst & Young, where in his most recent role as US Chairman, member of the Global Executive Board, and Managing Partner for the Americas, he led the firm to double-digit annual growth from 2012 through 2018. Prior roles at the firm include leading the Financial Services sector practice and overseeing client service teams for global financial institutions. Mr. Howe currently serves on the board of Royal Caribbean. He is a member of the Board of Trustees of Carnegie Hall, the Board of the Peterson Institute for International Economics, and the Board of the Liberty Science Center. He holds a B.A. from Colgate University and an M.B.A. from New York University. “Lazard serves an important role in the financial services landscape, and it is an honor to serve as a member of its Board of Directors. I look forward to working with Peter and fellow Directors, and leveraging my experience on behalf of the firm,” said Mr. Howe. About Lazard Founded in 1848, Lazard is one of the world's preeminent financial advisory and asset management firms, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. For more information, please visit www.lazard.com. ### LAZ-CPE Media Relations Investor Relations Shannon Houston, +1 212-632-6880 Alexandra Deignan, +1 212-632-6886 shannon.houston@lazard.com alexandra.deignan@lazard.com Jessica Francisco, +1 212-632-6571 jessica.francisco@lazard.com